CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS RECORD NET INCOME OF $4.2 BILLION FOR FULL YEAR 2013 AND REPORTS $7.39 DILUTED EPS

Reports Fourth Quarter Net Income of $1.1 Billion and $1.85 Diluted EPS

Loans, Revenue and Capital Grow

PITTSBURGH, Jan. 16, 2014 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2013 net income of $4.2 billion, or $7.39 per diluted common share, compared with 2012 net income of $3.0 billion, or $5.30 per diluted common share. Fourth quarter 2013 net income was $1.1 billion, or $1.85 per diluted common share, compared with $1.0 billion, or $1.79 per diluted common share, for the third quarter of 2013 and $719 million, or $1.24 per diluted common share, for the fourth quarter of 2012.

“PNC reported record net income for 2013,” said William S. Demchak, president and chief executive officer. “These results validate the strategy that we’ve been executing. As the new year begins, PNC has a strong balance sheet along with a clear set of strategic priorities that position us to continue to deliver for all of our constituencies even as the economic and regulatory climates continue to evolve.”

Income Statement Highlights

•	Fourth quarter results reflected loan and deposit growth, strong fee income, overall credit quality improvement and continued disciplined expense management.

•	Net interest income of $2.3 billion for the fourth quarter increased $32 million, or 1 percent, compared with the third quarter primarily due to loan growth and higher investment securities balances.

•	Noninterest income of $1.8 billion increased $121 million compared with the third quarter.

–    Strong fee income growth included higher asset management and consumer service fees.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 2

–    Residential mortgage revenue increased due to a benefit from release of reserves for residential mortgage repurchase obligations of $124 million partially offset by a decrease in net hedging gains on servicing rights.

–    The ratio of noninterest income to total revenue increased to 44 percent in the fourth quarter from 43 percent in the third quarter and 40 percent in the fourth quarter of 2012.

•

Noninterest expense of $2.5 billion for the fourth quarter increased $123 million compared with the third quarter reflecting higher incentive compensation costs associated with increased business activity. In addition, the fourth quarter included a contribution to the PNC Foundation and higher legal accruals.

•	Provision for credit losses declined to $113 million for the fourth quarter compared with $137 million for the third quarter as overall credit quality continued to improve.

Balance Sheet Highlights

•	Loans grew $2.8 billion, or 1 percent, to $196 billion at December 31, 2013 compared with September 30, 2013.

–    Total commercial lending grew $2.7 billion, or 2 percent, primarily in real estate and other specialty lending businesses including public finance.

–    Total consumer lending increased $.1 billion as growth in automobile and credit card loans was partially offset by lower residential mortgage, home equity and education loans.

•	Overall credit quality continued to improve during the fourth quarter of 2013 compared with the third quarter.

–    Nonperforming assets of $3.5 billion at December 31, 2013 declined $165 million, or 5 percent.

–    Net charge-offs of $189 million decreased $35 million, or 16 percent.

•	Deposits grew $4.9 billion, or 2 percent, to $221 billion at December 31, 2013 compared with September 30, 2013 driven by higher transaction deposits.

•	PNC enhanced its liquidity position in light of anticipated regulatory requirements as reflected in higher balances of interest-earning deposits with banks, investment securities and borrowed funds.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 89 percent at December 31, 2013.

•	PNC continued to build its strong capital position.

–    The Basel I Tier 1 common capital ratio increased to an estimated 10.5 percent at December 31, 2013 compared with 10.3 percent at September 30, 2013.

–    The pro forma fully phased-in Basel III Tier 1 common capital ratio increased to an estimated 9.4 percent at December 31, 2013 from 8.7 percent at September 30, 2013.

Earnings Summary
In millions, except per share data	4Q13	3Q13	4Q12

Net income	$1,061	$1,039	$719
Diluted earnings per common share	$1.85	$1.79	$1.24
Average diluted common shares outstanding	535	534	528
Return on average assets	1.34%	1.36%	.95%
Return on average common equity	10.55%	10.50%	7.48%
Book value per common share Period end	$72.21	$69.92	$67.05
Tangible book value per common share (non-GAAP) Period end	$54.68	$52.33	$49.18
Cash dividends declared per common share	$.44	$.44	$.40

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding selected income statement items and reconciliations to reported amounts of non-GAAP financial measures, including a reconciliation of tangible book value per common share to book value per common share and a reconciliation of business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Net interest income	$2,266	$2,234	$2,424	1%	(7)%
Noninterest income	1,807	1,686	1,645	7%	10%

Total revenue	$4,073	$3,920	$4,069	4%	—

Total revenue for the fourth quarter of 2013 increased $153 million compared with the third quarter of 2013 and $4 million compared with the fourth quarter of 2012. The linked quarter increase was due to higher noninterest income and net interest income. In the comparison with fourth quarter 2012, an increase in noninterest income was predominantly offset by a decline in net interest income.

Net interest income for the fourth quarter of 2013 increased $32 million compared with the third quarter as a result of continued loan growth and higher investment securities balances and yields. Net interest income decreased $158 million compared with fourth quarter 2012 due to lower purchase accounting accretion and lower core net interest income, which was driven by lower yields on loans and securities partially offset by lower rates paid on deposits and borrowed funds and loan growth. The net interest margin decreased to 3.38 percent for the fourth quarter of 2013 compared with 3.47 percent for the third quarter of 2013 and 3.85 percent for the fourth quarter of 2012. The decline in the margin compared with third quarter primarily reflected the impact of higher interest-earning deposits maintained at banks in light of anticipated regulatory requirements.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 4

Noninterest Income
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Asset management	$364	$330	$302	10%	21%
Consumer services	327	316	294	3%	11%
Corporate services	301	306	349	(2)%	(14)%
Residential mortgage
Residential mortgage banking	147	193	254	(24)%	(42)%
Benefit (provision) for residential mortgage repurchase obligations	124	6	(254)	NM	NM
Service charges on deposits	158	156	150	1%	5%
Net gains on sales of securities	3	21	45	(86)%	(93)%
Net other-than-temporary impairments	—	(2)	(15)	100%	100%
Other	383	360	520	6%	(26)%

	$1,807	$1,686	$1,645	7%	10%

Noninterest income for the fourth quarter of 2013 increased $121 million compared with the third quarter of 2013 primarily due to a benefit related to residential mortgage repurchase obligations and strong fee income growth.

Asset management revenue increased $34 million compared with the third quarter driven by stronger equity markets and business growth. Consumer service fees increased $11 million as a result of a higher volume of customer-initiated transactions. Corporate service fees decreased $5 million primarily due to lower net commercial mortgage servicing rights valuations substantially offset by an increase in merger and acquisition advisory fees. Residential mortgage banking revenue declined $46 million principally from lower net hedging gains on residential mortgage servicing rights. A fourth quarter benefit from release of reserves for residential mortgage repurchase obligations of $124 million was largely attributable to the impact of previously disclosed agreements with FNMA and FHLMC. Service charges on deposits grew $2 million. Net gains on sales of securities decreased $18 million from a lower volume of sales as part of portfolio management activities. Other noninterest income increased $23 million primarily due to higher revenue from private equity investments and higher credit valuations related to customer-initiated hedging activities partially offset by the impact of a third quarter $85 million pretax gain on the sale of Visa Class B common shares.

Noninterest income for the fourth quarter of 2013 increased $162 million compared with the fourth quarter of 2012 primarily as a result of the release of reserves for residential mortgage repurchase obligations in fourth quarter 2013 compared with a provision in fourth quarter 2012. Strong growth in client fee income was reflected in higher asset management revenue, consumer service fees and service charges on deposits. Corporate service fees decreased $48 million compared with fourth quarter 2012 primarily from lower net commercial mortgage servicing rights valuations and lower merger and acquisition advisory fees. Residential mortgage banking revenue declined due to lower loan sales revenue resulting from lower origination volume. Net gains on sales of securities decreased $42 million reflecting lower net sales volume. Other noninterest income declined $137 million primarily due to the impact of a fourth quarter 2012 gain on the sale of Visa Class B common shares.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Personnel	$1,207	$1,181	$1,216	2%	(1)%
Occupancy	211	205	226	3%	(7)%
Equipment	197	194	194	2%	2%
Marketing	66	68	70	(3)%	(6)%
Other	866	776	1,123	12%	(23)%

	$2,547	$2,424	$2,829	5%	(10)%

Noninterest expense for the fourth quarter of 2013 increased $123 million compared with the third quarter of 2013. The linked quarter increase reflected higher incentive compensation costs associated with increased business activity. In addition, the fourth quarter included a contribution to the PNC Foundation of $50 million and higher legal accruals including a previously disclosed residential mortgage fair lending settlement with the Consumer Financial Protection Bureau and the Department of Justice. Third quarter 2013 reflected a noncash charge of $27 million for unamortized discounts related to redemptions of trust preferred securities.

Noninterest expense for the fourth quarter of 2013 declined $282 million compared with the fourth quarter of 2012 reflecting a focus on disciplined expense management. The prior year fourth quarter included noncash charges related to redemptions of trust preferred securities of $70 million, a goodwill impairment charge of $45 million, adjustments to accruals of $38 million primarily for loan origination costs, and integration costs of $35 million. The decrease in noninterest expense from fourth quarter 2012 was also due to lower expenses for residential mortgage foreclosure-related matters. These declines were partially offset by higher legal accruals and a higher fourth quarter 2013 contribution to the PNC Foundation.

The effective tax rate was 24.9 percent for the fourth quarter of 2013 compared with 23.5 percent for the third quarter of 2013 and 22.0 percent for the fourth quarter of 2012.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were a record $320.3 billion at December 31, 2013 compared with $308.6 billion at September 30, 2013 and $305.1 billion at December 31, 2012. In the comparison with third quarter end, the increase in assets of $11.7 billion was primarily due to higher interest-earning deposits with banks in light of anticipated regulatory requirements for liquidity, higher investment securities and loan growth. Total assets increased $15.2 billion compared with year end 2012 largely attributable to loan growth and higher interest-earning deposits with banks.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 6

Loans
In billions	12/31/2013	9/30/2013	12/31/2012	Change 12/31/13 vs 9/30/13	Change 12/31/13 vs 12/31/12

Commercial lending	$117.1	$114.4	$108.9	2%	8%
Consumer lending	78.5	78.4	77.0	—	2%

Total loans	$195.6	$192.8	$185.9	1%	5%

For the quarter ended:
Average loans	$194.6	$190.5	$183.2	2%	6%

Total loans grew $2.8 billion as of December 31, 2013 compared with September 30, 2013. Commercial lending increased $2.7 billion during the fourth quarter of 2013 primarily in real estate and other specialty lending businesses including public finance. Consumer lending grew $.1 billion compared with September 30, 2013 due to growth in automobile and credit card loans partially offset by lower residential mortgage and home equity loans and paydowns of education loans. Average loans for the fourth quarter of 2013 increased $4.1 billion over third quarter from growth in commercial, commercial real estate and consumer loans. Fourth quarter 2013 period end and average loans increased $9.7 billion and $11.4 billion, respectively, compared with fourth quarter 2012 primarily due to commercial, commercial real estate and consumer loan growth.

Investment Securities
In billions	12/31/2013	9/30/2013	12/31/2012	Change 12/31/13 vs 9/30/13	Change 12/31/13 vs 12/31/12

At quarter end	$60.3	$57.3	$61.4	5%	(2)%
Average for the quarter ended	$57.4	$56.6	$59.4	1%	(3)%

Investment securities balances at December 31, 2013 increased $3.0 billion compared with September 30, 2013 and average balances increased $.8 billion for the fourth quarter compared with the third quarter. Net purchases, which were partially offset by prepayments that slowed during the quarter, in part reflected actions to enhance PNC’s liquidity position in light of anticipated regulatory requirements. Fourth quarter 2013 period end and average investment securities balances decreased $1.1 billion and $2.0 billion, respectively, compared with fourth quarter 2012 primarily as a result of a decline in agency residential mortgage-backed securities from principal prepayments partially offset by net purchase activity.

The available for sale investment securities balance included a net unrealized pretax gain of $.6 billion at December 31, 2013 compared with $.7 billion at September 30, 2013 and $1.6 billion at December 31, 2012, representing the difference between fair value and amortized cost. The decrease in the net unrealized pretax gain compared with year end 2012 was attributable to an increase in market interest rates and widening asset spreads.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 7

Interest-earning deposits with banks were $12.1 billion at December 31, 2013, an increase of $4.1 billion compared with September 30, 2013 and $8.2 billion compared with December 31, 2012 as PNC enhanced its liquidity position in light of anticipated regulatory requirements.

Deposits
In billions	12/31/2013	9/30/2013	12/31/2012	Change 12/31/13 vs 9/30/13	Change 12/31/13 vs 12/31/12

Transaction deposits	$186.4	$181.8	$176.7	3%	5%
Other deposits	34.5	34.3	36.4	1%	(5)%

Total deposits	$220.9	$216.1	$213.1	2%	4%

For the quarter ended:
Average deposits	$217.0	$211.9	$207.5	2%	5%

Total deposits at December 31, 2013 increased $4.8 billion compared with September 30, 2013 and average deposits increased $5.1 billion in the fourth quarter compared with the third quarter driven by growth in transaction deposits which in part reflected seasonal increases. Fourth quarter 2013 period end and average deposits increased $7.8 billion and $9.5 billion, respectively, compared with fourth quarter 2012 as growth in transaction deposits was partially offset by lower retail certificates of deposit due to runoff of maturing accounts.

Borrowed Funds
In billions	12/31/2013	9/30/2013	12/31/2012	Change 12/31/13 vs 9/30/13	Change 12/31/13 vs 12/31/12

At quarter end	$46.1	$40.3	$40.9	14%	13%
Average for the quarter ended	$43.1	$38.7	$40.3	11%	7%

Borrowed funds at December 31, 2013 increased $5.8 billion compared with September 30, 2013 and average borrowed funds increased $4.4 billion in the fourth quarter compared with the third quarter. Increases in Federal Home Loan Bank borrowings and bank notes and senior debt supported an enhanced liquidity position in light of anticipated regulatory requirements and loan growth. Also, higher federal funds purchased and repurchase agreements were partially offset by a decrease in commercial paper. The decline in commercial paper reflected the wind down of Market Street Funding LLC, a consolidated commercial paper conduit, whose commercial paper was repaid in full as of December 31, 2013. Borrowed funds increased $5.2 billion at December 31, 2013 compared with December 31, 2012 and average borrowed funds increased $2.8 billion in the fourth quarter of 2013 compared with fourth quarter 2012 as higher Federal Home Loan Bank borrowings and bank notes and senior debt were partially offset by a decrease in commercial paper.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 8

Capital
	12/31/2013*	9/30/2013	12/31/2012

Common shareholders’ equity In billions	$38.5	$37.2	$35.4
Basel I Tier 1 common capital ratio	10.5%	10.3%	9.6%
Basel I Tier 1 risk-based capital ratio	12.4%	12.3%	11.6%
Pro forma Basel III Tier 1 common capital ratio	9.4%	8.7%	7.5%

* Ratios estimated

PNC continued to increase its strong capital levels and ratios. The Tier 1 capital ratios increased in all comparisons primarily due to growth in retained earnings. The increase in the pro forma fully phased-in Basel III Tier 1 common capital ratio, which was calculated using PNC’s estimated risk-weighted assets under the Basel III advanced approaches, also included lower quantitative limits deductions and a benefit from higher accumulated other comprehensive income primarily related to annual changes in the funded status of pension plans partially offset by an increase in estimated advanced approaches risk-weighted assets. The Basel III Tier 1 common capital information is subject to additional regulatory guidance and the ongoing evolution, validation and regulatory approval of capital-related models. See Capital Ratios in the Consolidated Financial Highlights. Common shareholders’ equity increased principally due to growth in retained earnings and, in the comparison with third quarter end, higher accumulated other comprehensive income.

On January 2, 2014, the PNC board of directors declared a quarterly common stock cash dividend of 44 cents per share with a payment date of February 5, 2014.

CREDIT QUALITY REVIEW

Credit Quality
	At or for the quarter ended			Change 12/31/13 vs	Change 12/31/13 vs

In millions	12/31/2013	9/30/2013	12/31/2012	9/30/13	12/31/12

Nonperforming loans	$3,088	$3,206	$3,254	(4)%	(5)%
Nonperforming assets	$3,457	$3,622	$3,794	(5)%	(9)%
Accruing loans past due 90 days or more	$1,491	$1,633	$2,351	(9)%	(37)%
Net charge-offs	$189	$224	$310	(16)%	(39)%
Provision for credit losses	$113	$137	$318	(18)%	(64)%
Allowance for loan and lease losses	$3,609	$3,691	$4,036	(2)%	(11)%

Overall credit quality continued to improve during the fourth quarter of 2013. Nonperforming assets at December 31, 2013 decreased $165 million compared with September 30, 2013 as a result of improvements in commercial lending as commercial real estate nonperforming loans declined $80 million and commercial nonperforming loans decreased $41 million. Additionally, other real estate owned and foreclosed assets declined $47 million. Nonperforming assets decreased $337 million from fourth quarter 2012 as a result of improvements in commercial lending portfolios and other real estate owned and foreclosed assets. Nonperforming assets to total assets were 1.08 percent at December 31, 2013 compared with 1.17 percent at September 30, 2013 and 1.24 percent at December 31, 2012.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 9

Overall delinquencies decreased $179 million, or 7 percent, as of December 31, 2013 compared with September 30, 2013 driven by accruing loans past due 90 days or more which declined $142 million primarily from lower past due government insured residential real estate loans. Additionally, a decrease in accruing loans past due 60 to 89 days was partially offset by an increase in accruing loans past due 30 to 59 days.

Net charge-offs for the fourth quarter of 2013 decreased $35 million compared with third quarter 2013. Lower commercial, commercial real estate and residential real estate loan net charge-offs were partially offset by higher home equity loan net charge-offs primarily related to ongoing collateral value refinements for certain loans. In the comparison with fourth quarter 2012, net charge-offs declined $121 million attributable to improving credit quality. Net charge-offs for the fourth quarter of 2013 were .39 percent of average loans on an annualized basis compared with .47 percent for the third quarter of 2013 and .67 percent for the fourth quarter of 2012.

Provision for credit losses for fourth quarter 2013 decreased $24 million compared with third quarter 2013 and $205 million compared with fourth quarter 2012 due to continued improvement in overall credit quality, including the purchased impaired loan portfolio, and improved housing prices which favorably impacted loss estimates.

The allowance for loan and lease losses declined in both comparisons reflecting overall improvement in credit quality. The allowance to total loans was 1.84 percent at December 31, 2013, 1.91 percent at September 30, 2013 and 2.17 percent at December 31, 2012. The allowance to nonperforming loans was 117 percent at December 31, 2013 compared with 115 percent at September 30, 2013, and 124 percent at December 31, 2012.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	4Q13	3Q13	4Q12

Retail Banking	$107	$165	$121
Corporate & Institutional Banking	569	542	649
Asset Management Group	36	47	34
Residential Mortgage Banking	55	28	(192)
Non-Strategic Assets Portfolio	118	121	59
Other, including BlackRock	176	136	48

Net income	$1,061	$1,039	$719

See accompanying notes in Consolidated Financial Highlights

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 10

Retail Banking
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Net interest income	$1,012	$1,006	$1,081	$6	$(69)
Noninterest income	$488	$557	$596	$(69)	$(108)
Provision for credit losses	$195	$152	$280	$43	$(85)
Noninterest expense	$1,138	$1,151	$1,206	$(13)	$(68)
Earnings	$107	$165	$121	$(58)	$(14)

In billions
Average loans	$67.2	$66.4	$65.4	$.8	$1.8
Average deposits	$134.6	$134.0	$131.9	$.6	$2.7

Retail Banking earnings for the fourth quarter of 2013 decreased compared with the third quarter of 2013 and the fourth quarter of 2012. Noninterest income declined in both comparisons reflecting the impact of gains on sales of Visa Class B common shares in the third quarter of 2013 and the fourth quarter of 2012. This decrease in both comparisons was partially offset by fee income growth from higher customer-initiated transactions. Net interest income declined compared with fourth quarter 2012 due to spread compression, primarily on deposits. The linked quarter increase in provision for credit losses was primarily attributable to updates of home equity loan loss assumptions. Provision for credit losses for fourth quarter 2013 decreased from fourth quarter 2012 due to overall credit quality improvement. Lower noninterest expense reflected a focus on disciplined expense management and, in the prior year quarter comparison, the impact of fourth quarter 2012 adjustments to accruals primarily for deferred loan origination costs.

•	Retail Banking continued to focus on providing service channel choices while lowering delivery costs as customer preferences continue to evolve.

–    Approximately 39 percent of consumer customers used non-branch channels for the majority of their transactions during the fourth quarter of 2013 compared to 36 percent for the fourth quarter of 2012.

–    Non-branch deposit transactions via ATM and mobile increased to 30 percent of total deposit transactions in the fourth quarter of 2013 compared with 18 percent for the fourth quarter of 2012.

–    PNC closed or consolidated 16 branches in the fourth quarter for a total of 186 branches closed or consolidated for the full year 2013. PNC had a branch network of 2,714 branches and 7,445 ATMs at December 31, 2013.

–    Checking relationships increased 173,000, or 3 percent, to 6,648,000 at December 31, 2013 from year end 2012.

•

Average transaction deposits continued to grow in the fourth quarter of 2013, increasing $1.2 billion over the third quarter. Average certificates of deposit declined $625 million in the same comparison due to net runoff of maturing accounts. In the comparison with fourth quarter 2012, average transaction deposits increased $5.0 billion, or 5 percent, while average certificates of deposit decreased $3.1 billion, or 13 percent.

•

Average loans increased in the fourth quarter of 2013 by 1 percent over the third quarter and 3 percent over fourth quarter 2012 as a result of growth in automobile, home equity, auto dealer floor plan and credit card loans partially offset by paydowns of education loans.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 11

•

Net charge-offs were $168 million for fourth quarter 2013 compared with $143 million in the third quarter and $217 million in the fourth quarter of 2012. The linked quarter increase in net charge-offs was due in part to ongoing collateral value refinements on certain home equity loans. Nonperforming assets of $1.3 billion at December 31, 2013 were stable with September 30, 2013.

Corporate & Institutional Banking
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Net interest income	$960	$945	$1,057	$15	$(97)
Corporate service fees	$277	$277	$324	—	$(47)
Other noninterest income	$152	$134	$195	$18	$(43)
Provision for credit losses (benefit)	$(29)	$30	$9	$(59)	$(38)
Noninterest expense	$525	$495	$549	$30	$(24)
Earnings	$569	$542	$649	$27	$(80)

In billions
Average loans	$100.9	$98.0	$91.3	$2.9	$9.6
Average deposits	$71.7	$67.1	$63.9	$4.6	$7.8
Commercial mortgage servicing portfolio Quarter end	$308	$298	$282	$10	$26

Corporate & Institutional Banking earnings increased in the fourth quarter of 2013 compared with the third quarter of 2013 and decreased compared with the fourth quarter of 2012. Net interest income declined compared with fourth quarter 2012 as a result of spread compression on loans and deposits and lower purchase accounting accretion partially offset by higher average loans and deposits. Corporate service fees were stable with the third quarter largely attributable to lower net commercial mortgage servicing rights valuations substantially offset by higher merger and acquisition advisory fees. The decrease in corporate service fees in the prior year fourth quarter comparison was primarily due to lower net commercial mortgage servicing rights valuations and lower merger and acquisition advisory fees. Other noninterest income increased compared with third quarter reflecting higher credit valuations related to customer-initiated hedging activities and decreased compared with fourth quarter 2012 primarily as a result of lower revenue associated with asset sales and commercial mortgage loans held for sale. Provision for credit losses, which was a benefit in fourth quarter 2013, reflected overall credit quality improvement. Noninterest expense increased in the linked quarter comparison principally from higher incentive compensation costs associated with increased business activity. The decline in noninterest expense compared with fourth quarter 2012 was attributable to continued disciplined expense management.

•	Average loans increased in both comparisons primarily due to growth in real estate and other specialty lending businesses including business credit and public finance.

•

Average deposits increased in both comparisons as a result of business growth and inflows into noninterest-bearing and money market deposits. Additionally, linked quarter growth reflected seasonal increases.

•	Net charge-offs were $10 million in the fourth quarter of 2013 compared with $56 million in the third quarter of 2013 and $34 million in the fourth quarter of 2012.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 12

Asset Management Group
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Net interest income	$71	$74	$74	$(3)	$(3)
Noninterest income	$198	$188	$173	$10	$25
Provision for credit losses (benefit)	$8	$(4)	$(2)	$12	$10
Noninterest expense	$204	$192	$195	$12	$9
Earnings	$36	$47	$34	$(11)	$2

In billions
Assets under administration Quarter end	$247	$237	$224	$10	$23
Average loans	$7.1	$6.9	$6.4	$.2	$.7
Average deposits	$9.2	$8.7	$8.6	$.5	$.6

Asset Management Group earnings for the fourth quarter of 2013 decreased compared with the third quarter of 2013 and increased compared with the fourth quarter of 2012. Noninterest income grew in both comparisons driven by increases in the equity markets and strong sales production resulting in net positive flows. Noninterest expense increased compared with third quarter due to timing of marketing activities and an increase in legal accruals.

•

Asset Management Group core growth strategies include investing in higher growth geographies, increasing sales sourced from other PNC lines of business and adding new front line sales staff with the goal of creating meaningful growth over time in assets under management and noninterest income.

–    New business activities were strong with a 22 percent increase in primary client acquisitions and a 44 percent increase in sales sourced from other PNC lines of business in 2013 compared with 2012.

•

Assets under administration at December 31, 2013 included discretionary assets under management of $127 billion and nondiscretionary assets under administration of $120 billion. Discretionary assets under management increased $5 billion compared with September 30, 2013 and $15 billion compared with December 31, 2012 driven by stronger equity markets and net positive flows net of cyclical client activities.

•

Average loans increased 2 percent compared with the third quarter and 11 percent compared with the fourth quarter of 2012 as new client originations, primarily home equity loans, benefited from an attractive interest rate environment and loan referrals from other lines of business.

•	Average deposits increased 6 percent compared with the third quarter of 2013, reflecting seasonal growth, and 7 percent compared with the fourth quarter of 2012.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 13

Residential Mortgage Banking
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Net interest income	$49	$46	$53	$3	$(4)
Noninterest income
Benefit (provision) for residential mortgage repurchase obligations	$124	$6	$(254)	$118	$378
Other noninterest income	$154	$202	$259	$(48)	$(105)
Provision for credit losses	$(3)	$—	$2	$(3)	$(5)
Noninterest expense	$243	$210	$333	$33	$(90)
Earnings (loss)	$55	$28	$(192)	$27	$247

In billions
Residential mortgage servicing portfolio Quarter end	$114	$115	$119	$(1)	$(5)
Loan origination volume	$2.5	$3.7	$4.4	$(1.2)	$(1.9)

Residential Mortgage Banking earnings for the fourth quarter of 2013 increased compared with both the third quarter of 2013 and the fourth quarter of 2012. Fourth quarter 2013 earnings benefited from release of reserves for residential mortgage repurchase obligations largely attributable to the impact of previously disclosed agreements with FNMA and FHLMC. Other noninterest income declined compared with the third quarter due to lower net hedging gains on residential mortgage servicing rights. In the comparison with fourth quarter 2012, reduced loan sales revenue from lower origination volume drove the decrease in other noninterest income.

Noninterest expense increased compared with the third quarter primarily due to higher legal accruals, including a previously disclosed residential mortgage fair lending settlement with the Consumer Financial Protection Bureau and the Department of Justice, partially offset by lower production expense on lower origination volume. Noninterest expense decreased compared with fourth quarter 2012 primarily as a result of lower residential mortgage foreclosure-related expenses, the impact of a fourth quarter 2012 goodwill impairment charge, and lower production expense on lower origination volume partially offset by higher legal accruals.

Loan origination volume in the fourth quarter of 2013 was down 33 percent from the third quarter and down 44 percent from the fourth quarter of 2012. Approximately 41 percent of fourth quarter 2013 origination volume was for home purchase transactions, an increase over both quarters of comparison. Originations under the revised Home Affordable Refinance Program remained a significant portion of fourth quarter volume at approximately 28 percent.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 14

Non-Strategic Assets Portfolio
In millions	4Q13	3Q13	4Q12	Change 4Q13 vs 3Q13	Change 4Q13 vs 4Q12

Net interest income	$161	$161	$197	—	$(36)
Noninterest income	$6	$20	$21	$(14)	$(15)
Provision for credit losses (benefit)	$(59)	$(43)	$52	$(16)	$(111)
Noninterest expense	$39	$33	$73	$6	$(34)
Earnings	$118	$121	$59	$(3)	$59

In billions
Average loans	$10.0	$10.4	$11.9	$(.4)	$(1.9)

Non-Strategic Assets Portfolio segment earnings decreased slightly in the fourth quarter of 2013 compared with the third quarter of 2013 and increased compared with the fourth quarter of 2012. Net interest income decreased compared with fourth quarter 2012 as a result of portfolio runoff including higher yielding commercial loans. Noninterest income declined in both comparisons and included the impact of an increased provision for home equity repurchase obligations. Provision for credit losses, which was a benefit in the fourth and third quarters of 2013, reflected overall improvement in credit quality. Noninterest expense decreased compared with fourth quarter 2012 from lower other real estate owned expense and lower loan servicing costs.

•

The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies. The business activity of this segment is to manage the wind-down of the portfolio while maximizing value and mitigating risk.

•	Average loans decreased in both comparisons reflecting customer payment activity and portfolio management activities to reduce underperforming assets.

•

Net charge-offs were $9 million for the fourth quarter of 2013 compared with $23 million for the third quarter and $60 million for the fourth quarter of 2012. The decreases reflected continued improvement in credit quality.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded earnings of $176 million in “Other, including BlackRock” for the fourth quarter of 2013 compared with $136 million for the third quarter of 2013 and $48 million for the fourth quarter of 2012. The increase in earnings over third quarter was attributable to higher revenue, including from private equity investments, and the impact of third quarter noncash charges related to redemptions of trust preferred securities partially offset by a contribution to the PNC Foundation. Earnings increased

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 15

compared with fourth quarter 2012 as a result of the impact of fourth quarter 2012 noncash charges related to redemptions of trust preferred securities and integration costs partially offset by a higher contribution to the PNC Foundation in fourth quarter 2013. In addition, higher revenue from private equity investments and higher net interest income from asset and liability management activities in fourth quarter 2013 contributed to the increase in earnings.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 268-5851 or (303) 223-4360 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2013 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21695530 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2013	September 30 2013	December 31 2012	December 31 2013	December 31 2012

Revenue
Net interest income	$2,266	$2,234	$2,424	$9,147	$9,640
Noninterest income	1,807	1,686	1,645	6,865	5,872

Total revenue	4,073	3,920	4,069	16,012	15,512
Noninterest expense	2,547	2,424	2,829	9,801	10,582

Pretax, pre-provision earnings (a)	1,526	1,496	1,240	6,211	4,930
Provision for credit losses	113	137	318	643	987

Income before income taxes and noncontrolling interests	$1,413	$1,359	$922	$5,568	$3,943

Net income (b)	$1,061	$1,039	$719	$4,227	$3,001
Less:
Net income (loss) attributable to noncontrolling interests	13	2	1	7	(12)
Preferred stock dividends and discount accretion and redemptions	50	71	54	249	181

Net income attributable to common shareholders	$998	$966	$664	$3,971	$2,832

Diluted earnings per common share	$1.85	$1.79	$1.24	$7.39	$5.30

Cash dividends declared per common share	$.44	$.44	$.40	$1.72	$1.55

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 17 for a reconciliation of business segment income to net income.

Selected Noninterest Income Information - Increase (Decrease) to Noninterest Income and Impact on Diluted EPS

	Three months ended			Year ended
In millions, except per share data	December 31 2013	September 30 2013	December 31 2012	December 31 2013	December 31 2012

Commercial mortgage servicing rights (impairment) / recovery, net of economic hedge
Pretax	$(5)	$18	$16	$68	$31
After-tax	$(3)	$11	$10	$44	$20
Impact on diluted earnings per share (a)	$(.01)	$.02	$.02	$.08	$.04

Benefit / (provision) for residential mortgage repurchase obligations
Pretax	$124	$6	$(254)	$53	$(761)
After-tax	$81	$4	$(165)	$35	$(495)
Impact on diluted earnings per share (a)	$.15	$.01	$(.31)	$.06	$(.93)

Net gains on sales of securities
Pretax	$3	$21	$45	$99	$204
After-tax	$2	$13	$30	$64	$133
Impact on diluted earnings per share (a)	$.00	$.02	$.06	$.12	$.25

Gains on sales of Visa Class B common shares
Pretax		$85	$130	$168	$267
After-tax		$55	$85	$109	$174
Impact on diluted earnings per share (a)		$.10	$.16	$.21	$.33

Credit valuations related to customer-initiated hedging activities
Pretax	$16	$(1)	$17	$56	$7
After-tax	$11		$12	$37	$5
Impact on diluted earnings per share (a)	$.02	$(.00)	$.02	$.07	$.01

(a)	In calculating impact on diluted earnings per share in the table above, after-tax amounts for the income statement items were calculated using a statutory federal income tax rate of 35%.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Year ended
	December 31 2013	September 30 2013	December 31 2012	December 31 2013	December 31 2012

PERFORMANCE RATIOS
Net interest margin (a)	3.38%	3.47%	3.85%	3.57%	3.94%
Noninterest income to total revenue	44	43	40	43	38
Efficiency (b)	63	62	70	61	68
Return on:
Average common shareholders’ equity	10.55	10.50	7.48	10.88	8.31
Average assets	1.34	1.36	.95	1.38	1.02

BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions

Retail Banking (e)	$107	$165	$121	$550	$596
Corporate & Institutional Banking	569	542	649	2,264	2,328
Asset Management Group (f)	36	47	34	162	145
Residential Mortgage Banking (g)	55	28	(192)	148	(308)
Non-Strategic Assets Portfolio	118	121	59	379	237
Other, including BlackRock (d) (h)	176	136	48	724	3

Total net income	$1,061	$1,039	$719	$4,227	$3,001

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended December 31, 2013, September 30, 2013 and December 31, 2012 were $45 million, $43 million and $42 million, respectively. The taxable-equivalent adjustments to net interest income for the years ended December 31, 2013 and December 31, 2012 were $168 million and $144 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2013 Form 10-K will include additional information regarding BlackRock.
(e)	Includes gains on sales of a portion of Visa Class B common shares in the second and third quarters of 2013 and the third and fourth quarters of 2012. See page 16 for additional information related to this amount.
(f)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.
(g)	Includes benefit/provision for residential mortgage repurchase obligations. See page 16 for additional information related to these amounts.
(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Year ended
Dollars in millions	December 31 2013	September 30 2013	December 31 2012	December 31 2013	December 31 2012

Net Interest Income
Core net interest income (a)	$2,075	$2,035	$2,151	$8,304	$8,516
Total purchase accounting accretion (a)
Scheduled accretion net of contractual interest	163	173	228	728	967
Excess cash recoveries	28	26	45	115	157

Total purchase accounting accretion	191	199	273	843	1,124

Total net interest income	$2,266	$2,234	$2,424	$9,147	$9,640

Net Interest Margin
Core net interest margin (b)	3.10%	3.17%	3.43%	3.25%	3.48%
Purchase accounting accretion impact on net interest margin	.28	.30	.42	.32	.46

Net interest margin	3.38%	3.47%	3.85%	3.57%	3.94%

(a)	We believe that core net interest income and purchase accounting accretion are useful in evaluating the components of net interest income.
(b)	We believe that core net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2013	September 30 2013	December 31 2012

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$320,296	$308,597	$305,107
Loans (a) (b)	195,613	192,856	185,856
Allowance for loan and lease losses (a)	3,609	3,691	4,036
Interest-earning deposits with banks (a)	12,135	8,047	3,984
Investment securities (a)	60,294	57,260	61,406
Loans held for sale (b)	2,255	2,399	3,693
Goodwill and other intangible assets	11,290	11,268	10,869
Equity investments (a) (c)	10,664	10,303	10,877
Other assets (a) (b)	22,552	22,733	23,679

Noninterest-bearing deposits	70,306	68,747	69,980
Interest-bearing deposits	150,625	147,327	143,162
Total deposits	220,931	216,074	213,142
Transaction deposits	186,391	181,794	176,705
Borrowed funds (a)	46,105	40,273	40,907
Shareholders’ equity	42,408	41,130	39,003
Common shareholders’ equity	38,467	37,190	35,413
Accumulated other comprehensive income	436	47	834

Book value per common share	$72.21	$69.92	$67.05
Tangible book value per common share (d)	$54.68	$52.33	$49.18
Common shares outstanding (millions)	533	532	528
Loans to deposits	89%	89%	87%

CLIENT ASSETS (billions)
Discretionary assets under management	$127	$122	$112
Nondiscretionary assets under administration	120	115	112

Total assets under administration	247	237	224
Brokerage account assets	41	40	38

Total client assets	$288	$277	$262

BASEL 1 CAPITAL RATIOS
Tier 1 common (e)	10.5%	10.3%	9.6%
Tier 1 risk-based (e)	12.4	12.3	11.6
Total risk-based (e)	15.8	15.6	14.7
Leverage (e)	11.0	11.1	10.4

Common shareholders’ equity to assets	12.0	12.1	11.6

ASSET QUALITY
Nonperforming loans to total loans	1.58%	1.66%	1.75%
Nonperforming assets to total loans, OREO and foreclosed assets	1.76	1.87	2.04
Nonperforming assets to total assets	1.08	1.17	1.24
Net charge-offs to average loans (for the three months ended) (annualized)	.39	.47	.67
Allowance for loan and lease losses to total loans	1.84	1.91	2.17
Allowance for loan and lease losses to nonperforming loans (f)	117%	115%	124%
Accruing loans past due 90 days or more	$1,491	$1,633	$2,351

(a)	Amounts include consolidated variable interest entities. Our 2013 Form 10-Qs included, and our 2013 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our 2013 Form 10-Qs included, and our 2013 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(e)	The ratios as of December 31, 2013 are estimated.
(f)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

We provide information below regarding PNC’s pro forma fully phased-in Basel III Tier 1 common capital ratio and how it differs from the Basel I Tier 1 common capital ratio. This Basel III ratio is calculated using PNC’s estimated risk-weighted assets under the Basel III advanced approaches.

Basel I Tier 1 Common Capital Ratio

Dollars in millions	December 31 2013 (a)	September 30 2013	December 31 2012

Basel I Tier 1 common capital	$28,488	$27,540	$24,951
Basel I risk-weighted assets	271,192	266,698	260,847

Basel I Tier 1 common capital ratio	10.5%	10.3%	9.6%

(a)	Estimated as of December 31, 2013.

Tier 1 common capital as defined under the Basel III rules differs materially from Basel I. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted Tier 1 common capital. Also, Basel I regulatory capital excludes certain other comprehensive income related to both available for sale securities and pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital. Basel III risk-weighted assets were estimated under the advanced approaches included in the Basel III rules and application of Basel II.5, and reflect credit, market and operational risk.

PNC utilizes this capital ratio estimate to assess its Basel III capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. This Basel III capital estimate is likely to be impacted by any additional regulatory guidance and the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

Estimated Pro forma Basel III Tier 1 Common Capital Ratio

Dollars in millions	December 31 2013	September 30 2013	December 31 2012

Basel I Tier 1 common capital	$28,488	$27,540	$24,951
Less regulatory capital adjustments:
Basel III quantitative limits	(1,398)	(2,011)	(2,330)
Accumulated other comprehensive income (a)	196	(231)	276
All other adjustments	144	(49)	(396)

Estimated Basel III Tier 1 common capital	$27,430	$25,249	$22,501
Estimated Basel III advanced approaches risk-weighted assets	290,906	289,063	301,006

Pro forma Basel III Tier 1 common capital ratio	9.4%	8.7%	7.5%

(a)	Represents net adjustments related to accumulated other comprehensive income for available for sale securities and pension and other postretirement benefit plans.

Tangible book value per common share is a non-GAAP financial measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP financial measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Dollars in millions, except per share data	December 31 2013	September 30 2013	December 31 2012

Book value per common share	$72.21	$69.92	$67.05

Tangible book value per common share
Common shareholders’ equity	$38,467	$37,190	$35,413
Goodwill and Other Intangible Assets (a)	(9,654)	(9,690)	(9,798)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	333	340	354

Tangible common shareholders’ equity	$29,146	$27,840	$25,969
Period-end common shares outstanding (in millions)	533	532	528
Tangible book value per common share (Non-GAAP)	$54.68	$52.33	$49.18

(a)	Excludes the impact from mortgage servicing rights of $1.6 billion at both December 31, 2013 and September 30, 2013 and $1.1 billion at December 31, 2012.

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

—	Changes in interest rates and valuations in debt, equity and other financial markets.
—	Disruptions in the liquidity and other functioning of U.S. and global financial markets.
—

The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

—	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
—	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.
—	Slowing or reversal of the current U.S. economic expansion.
—

Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

—	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to a trend growth rate near 2.5 percent in 2014 as drags from Federal fiscal restraint subside, and that short-term interest rates will remain very low and bond yields will rise only slowly in 2014. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies or the potential impacts of the Congress failing to timely address the authorized level of the Federal borrowing debt ceiling.

•

PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•

PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent on the ongoing development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Earns Record Net Income of $4.2 Billion for Full Year 2013 and Reports $7.39 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

—

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

—	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

—

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

—	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

—	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•

We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2012 Form 10-K and our 2013 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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